EXHIBIT 99.1

PEDEVCO Announces 2024 Financial Results

HOUSTON, TX / ACCESSWIRE / March 31, 2025 / PEDEVCO Corp. (NYSE American: PED) ("PEDEVCO" or the "Company"), an energy company engaged in the acquisition and development of strategic, high growth energy projects in the U.S., today announced its financial results for the year ended December 31, 2024.

Key Highlights Include:

•	Produced an average of 1,835 barrels of oil equivalent per day ("BOEPD") (73% oil, 85% liquids) in 2024, increasing 29% over average daily production in 2023.
•	Adjusted EBITDA, a non-GAAP financial measure (discussed in greater detail below), increased 31% to $22.9 million in 2024, compared to $17.5 million in 2023.
•	Reported revenue of $39.6 million, increasing 28% over 2023 revenue.
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Reported operating income of $4.7 million and operating expenses (inclusive of general and administrative expenses, depreciation, depletion and amortization expenses and lease operating expenses) of $34.8 million, increasing 281% and 37%, respectively, from 2023.

•	Reported net income of $17.8 million, or $0.20 per basic diluted share outstanding, in 2024, compared to net income of $1.7 million, or $0.02 per diluted basic share outstanding, in 2023.
•	Reported cash and cash equivalents (including $2.6 million in restricted cash) of $6.6 million as of December 31, 2024, and zero debt.
•	$20 million available for draw under $250 million Citibank RBL.

J. Douglas Schick, President and Chief Executive Officer of the Company, stated, "We are pleased with our strong operational and financial results in 2024, which represent a significant increase in our annual production, revenue, and EBITDA, while maintaining disciplined G&A and operating expenses, and exiting the year with a strong cash position, zero debt, and an untouched $250 million RBL in place with Citibank, noting that our earnings per share of $0.20 includes approximately $0.14 per share due to a recognition of a substantial income tax benefit from net operating loss carryforwards from prior years.  We also continued to strengthen our positions in both the D-J Basin and the Permian Basin.  In the D-J Basin we participated in the drilling and completion of 24 non-operated wells with working interests ranging from ~7% to 28%. We currently are participating in an additional 6 non-operated wells in the D-J Basin with a working interest of ~5% that have been drilled and are awaiting completion.  In October 2024 we announced the entry into a participation agreement with a large private E&P company, and in February 2025 we announced the entry into a joint development agreement with a large private operator, which we anticipate will accelerate the development of our D-J Basin Assets going forward.  In the Permian, we completed three new horizontal San Andres wells early in the year which delivered strong results, and we are continuing development in the Permian with four recently drilled horizontal wells currently undergoing completion operations which we plan to turn in-line in Q2 2025.   Through the remainder of 2025 and beyond, we plan to continue to leverage our strong balance sheet and our partnerships to grow production, revenue, cash flow, and profit, as well as increase our asset base for the benefit of our shareholders."

Financial Summary:

For the year ended December 31, 2024, we reported net income of $17.8 million, or $0.20 per share, compared to net income for the year ended December 31, 2023 of $1.7 million or $0.02 per share. The increase in net income of $16.1 million was primarily due to a recognition of an income tax benefit of $12.8 million coupled with $8.8 million increase in revenue in the current period and a $4.3 million loss on the sale of our wholly owned subsidiary EOR Operating Company and related non-core vertical assets (the “Milnesand Sale”) in the prior period, offset by a $9.5 million increase in total operating expenses in the current period, offset further by a $0.2 million decrease in other income and a $0.1 million loss on sale of oil and gas properties in the current period.

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We reported operating expenses in 2024 of $34.8 million, compared to $25.3 million in 2023. The increase of $9.5 million was primarily due to increased lease operating expenses of $2.6 million and increased DD&A (defined below) of $6.5 million, both directly related to increased production volumes produced in the current period compared to the prior period.  Total G&A (defined below) increased $0.4 million period over period.

Adjusted EBITDA, a non-GAAP financial measure (discussed in greater detail below), increased 31% to $22.9 million in 2024, compared to $17.5 million in 2023.

Cash and cash equivalents was $6.6 million as of December 31, 2024 (including $2.6 million in restricted cash), compared with $20.7 million as of December 31, 2023 (including $2.2 million in restricted cash), which decrease was due largely to capital expenditures related to the drilling and completion of 24 non-operated wells in our D-J Basin Asset (working interests varying between ~7% to 28%) and three wells in our Permian Basin Asset (50% operated working interest). Total restricted cash decreased due to the transfer of collateralized deposits related to plugging and abandonment bonds with the State of New Mexico to the purchaser in connection with the Milnesand Sale in November 2023.

Production, Prices and Revenues:

Production for the year ended December 31, 2024 was 671,796 barrels of oil equivalent ("Boe"), comprised of 492,396 barrels of oil, 608,382 million cubic feet ("Mcf") of natural gas, and 78,003 Boe of natural gas liquids ("NGLs"). Liquids production comprised 85% of total production in the year.

For the year ended December 31, 2024, our average realized crude oil sales price was $73.50 per barrel, average realized natural gas price was $2.00 per Mcf, and average realized NGL sales price was $27.48 per barrel. Our combined average realized sales price for the year was $58.88 per Boe, which was a decrease of 0.4% compared with $59.10 per Boe in 2023.

Total crude oil, natural gas and NGL revenues for the year ended December 31, 2024, increased $8.8 million, or 28%, to $39.6 million, compared to $30.8 million for the same period a year ago, due to a favorable volume variance of $8.8 million.  There was a negligible price variance over the prior period. The increase in production volume is related to our participation in 24 new non-operated wells in the D-J Basin and the drilling and completion of three operated wells in the Permian Basin.

Lease Operating Expenses ("LOE"):

Total LOE for 2024 was $12.4 million compared to total LOE for 2023 of $9.8 million. The increase of $2.6 million was primarily due to higher direct and variable lease operating expenses associated with the higher oil volume resulting from the increased number of wells and increased oil and gas production during the current year’s period, compared to the prior year’s period.

Depreciation, Depletion, Amortization and Accretion ("DD&A"):

DD&A increased from $9.4 million in 2023 to $15.9 million in 2024. The $6.5 million increase was primarily the result of an increase in production in the current period. Additionally, the Company continued to adhere to its plugging and abandonment program in the Permian Basin Asset in accordance with the terms of an existing compliance order to plug additional wells over the next several years, which increased accretion expense in Q4 2024 by approximately $0.4 million.

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General and Administrative Expenses ("G&A"):

There was an increase of $0.6 million in G&A expenses (excluding share-based compensation) in 2024 compared to 2023. The increase of $0.6 million in general and administrative expenses (excluding share-based compensation) was primarily due to increased contract and full-time staff related to increased activity, an increase in accrued bonuses (which were subsequently paid in January 2025), software licensing fees, and general increases in accounting and professional services when comparing the prior period to the current period.

Share-based compensation, which is included in general and administrative expenses in the Statements of Operations, decreased nominally due to the forfeiture of certain employee stock-based options due to certain voluntary employee terminations. Share-based compensation is utilized for the purpose of conserving cash resources for use in field development activities and operations.

Loss on Sale of Oil and Gas Properties, net:

The Company completed three oil and gas property sales transactions during the year ended December 31, 2024, for a total net loss on the sale of oil and gas properties of $76,000, as follows:  (i) the Company sold 30 gross (5.1 net) non-operated legacy well-bores in its D-J Basin Asset for net cash proceeds of $90,000 during 2024, resulting in the Company recognizing a loss on sale of oil and gas properties of $865,000 for these non-core assets, while noting the Company still retained the corresponding acreage related to the sale for any potential future development; (ii) the Company sold a legacy D-J Basin well-bore assignment for net cash proceeds of $25,000 and recognized a gain on sale of oil and gas properties of $29,000; and (iii)  the Company sold leasehold rights to 320 net acres located in the D-J Basin for net cash proceeds of $750,000 and recognized a corresponding gain on sale of oil and gas properties of $735,000, as the leasehold costs had been fully depleted. In the prior period, the Company sold its then-wholly-owned subsidiary EOR Operating Company and related assets in the November 2023 Milnesand Sale and recognized the corresponding loss of $4.3 million.

Interest Income and Other Expense:

We earned $351,000 in interest from our interest-bearing cash accounts, for which interest rates have remained relatively flat in the current period, compared to the prior period, and interest on our note receivable. Other expense in the current period primarily relates to the subsequent disposition of a cash escrow bank balance related to the Milnesand Sale. Other income in the prior period is primarily related to the sale of used pipe.

Working Capital and Liquidity:

At December 31, 2024, our total current assets of $13.2 million exceeded our total current liabilities of $6.9 million, resulting in a working capital surplus of $6.3 million, while at December 31, 2023, the Company’s total current assets of $24.6 million exceeded its total current liabilities of $18.9 million, resulting in a working capital surplus of $5.7 million. Although current assets and current liabilities both decreased when comparing periods, the $0.6 million net increase in our working capital surplus is primarily related to a larger reduction in accounts payable and accrued expenditures compared to the corresponding smaller reduction in current assets when comparing the current period to the prior period due to the timing of cash payments related to our drilling, as operator, and our participation in the drilling and completion of wells by third-party operators.

Our expected net capital expenditures for 2025 are estimated to range between $27 million and $33 million, including $24.5 million to $30.5 million for drilling and completion costs on our Permian Basin and D-J Basin Assets and approximately $2.5 million in estimated capital expenditures for ESP purchases, rod pump conversions, recompletions, well cleanouts, leasing, facilities, remediation and other miscellaneous capital expenses. We anticipate that approximately 70% to 75% of our expected capital expenditures for 2025 will be allocated to development in the D-J Basin under our February 2025 joint development agreement entered into with a large private equity-backed D-J Basin operator and our Participation Agreement and Area of Mutual Interest (AMI) entered into in August 2024 with a private operator. This estimate does not include expenditures for acquisitions or other projects that may arise but are not currently anticipated. We periodically review our capital expenditures and adjust our capital forecasts and allocations based on liquidity, drilling results, leasehold acquisition opportunities, partner non-consents, proposals from third party operators, and commodity prices, while prioritizing our financial strength and liquidity.

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We expect that we will have sufficient cash available to meet our needs over the next 12 months and in the foreseeable future, including to fund our 2025 development program, discussed above, which cash we anticipate being available from (i) projected cash flow from our operations, (ii) existing cash on hand, (iii) borrowing under our reserve-based lending facility with Citibank, which provides for an initial borrowing base of $20 million and an aggregate maximum revolving credit amount of $250 million (of which none has been drawn down by the Company to date), (iv) equity infusions or loans (which may be convertible) made available from Dr. Simon G. Kukes, our former CEO and newly appointed Executive Chairman of the Company's Board of Directors, which funding Dr. Kukes is under no obligation to provide, (v) public or private debt or equity financings, including up to $8.0 million in securities which we may sell in the future in “at the market offerings”, pursuant to a Sales Agreement entered into on December 20, 2024, with Roth Capital Partners, LLC and A.G.P./Alliance Global Partners (under which we have sold no shares to date), and (vi) funding through other credit or loan facilities. In addition, we may seek additional funding through asset sales, farm-out arrangements, and partnerships to fund potential acquisitions during the remainder of 2025.

More information regarding the Company's operating results for the years ended December 31, 2024 and 2023, including the Company's full financial statements and footnotes, can be found in the Company's Annual Report on Form 10-K which was filed earlier today with the Securities and Exchange Commission and is available at www.sec.gov.

About PEDEVCO Corp.

PEDEVCO Corp. (NYSE American: PED), is a publicly-traded energy company engaged in the acquisition and development of strategic, high growth energy projects in the United States. The Company's principal assets are its Permian Basin Asset located in the Northwest Shelf of the Permian Basin in eastern New Mexico, and its D-J Basin Asset located in the D-J Basin in Weld and Morgan Counties, Colorado, and Laramie County, Wyoming. PEDEVCO is headquartered in Houston, Texas.

Use of Non-GAAP Financial Information

This earnings release discusses EBITDA and Adjusted EBITDA which are presented as supplemental measures of the Company's performance. These measurements are not recognized in accordance with generally accepted accounting principles (GAAP) and should not be viewed as an alternative to GAAP measures of performance. EBITDA represents net income before interest, taxes, depreciation and amortization. Adjusted EBITDA is defined as EBITDA before share-based compensation expense, loss on sale of oil and gas properties, net, and gain on sale of fixed assets. EBITDA and Adjusted EBITDA are presented because we believe they provide additional useful information to investors due to the various noncash items during the period. EBITDA and Adjusted EBITDA are also frequently used by analysts, investors and other interested parties to evaluate companies in our industry. We use EBITDA and Adjusted EBITDA as supplements to GAAP measures of performance to provide investors with an additional financial analytical framework which management uses, in addition to historical operating results, as the basis for financial, operational and planning decisions and present measurements that third parties have indicated are useful in assessing the Company and its results of operations. EBITDA and Adjusted EBITDA have limitations as analytical tools, and you should not consider them in isolation, or as a substitute for analysis of our operating results as reported under GAAP. Some of these limitations are: EBITDA and Adjusted EBITDA do not reflect cash expenditures, future requirements for capital expenditures, or contractual commitments; EBITDA and Adjusted EBITDA do not reflect changes in, or cash requirements for, working capital needs; and EBITDA and Adjusted EBITDA do not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on debt or cash income tax payments. For example, although depreciation and amortization are noncash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA and Adjusted EBITDA do not reflect any cash requirements for such replacements. Additionally, other companies in our industry may calculate EBITDA and Adjusted EBITDA differently than PEDEVCO Corp. does, limiting its usefulness as a comparative measure. You should not consider EBITDA and Adjusted EBITDA in isolation, or as substitutes for analysis of the Company's results as reported under GAAP. The Company's presentation of these measures should not be construed as an inference that future results will be unaffected by unusual or nonrecurring items. We compensate for these limitations by providing a reconciliation of each of these non-GAAP measures to the most comparable GAAP measure. We encourage investors and others to review our business, results of operations, and financial information in their entirety, not to rely on any single financial measure, and to view these non-GAAP measures in conjunction with the most directly comparable GAAP financial measure. For more information on these non-GAAP financial measures, please see the section titled "Reconciliation of Net Income (Loss) attributable to PEDEVCO Corp., to Earnings before Interest, Taxes, Depreciation and Amortization (EBITDA) and Adjusted EBITDA", included at the end of this release.

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Cautionary Statement Regarding Forward Looking Statements

This press release may contain forward-looking statements, including information about management's view of PEDEVCO's future expectations, plans and prospects, within the meaning of the federal securities laws, including the safe harbor provisions under The Private Securities Litigation Reform Act of 1995 (the "Act"). In particular, when used in the preceding discussion, the words "may," "could," "expect," "intend," "plan," "seek," "anticipate," "believe," "estimate," "predict," "potential," "continue," "likely," "will," "would" and variations of these terms and similar expressions, or the negative of these terms or similar expressions are intended to identify forward-looking statements within the meaning of the Act and such laws, and are subject to the safe harbor created by the Act and applicable laws. Any statements made in this news release other than those of historical fact, about an action, event or development, are forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors, which may cause the results of PEDEVCO and its subsidiaries to be materially different than those expressed or implied in such statements. The forward-looking statements include projections and estimates of the Company's corporate strategies, future operations, development plans and programs, including the costs thereof, drilling locations, estimated oil, natural gas and natural gas liquids production, price realizations, projected operating, general and administrative and other costs, projected capital expenditures, efficiency and cost reduction initiative outcomes, statements regarding future production, costs and cash flows, liquidity and our capital structure. We have based these forward-looking statements on our current expectations and assumptions and analyses made by us in light of our experience and our perception of historical trends, current conditions and expected future developments, as well as other factors we believe are appropriate under the circumstances. However, whether actual results and developments will conform with our expectations and predictions is subject to a number of risks and uncertainties, including the volatility of oil and natural gas prices, our success in discovering, estimating, developing and replacing oil and natural gas reserves, risks of our operations not being profitable or generating sufficient cash flow to meet our obligations; risks relating to the future price of oil, natural gas and NGLs; risks related to the status and availability of oil and natural gas gathering, transportation, and storage facilities; risks related to changes in the legal and regulatory environment governing the oil and gas industry, and new or amended environmental legislation and regulatory initiatives; risks relating to crude oil production quotas or other actions that might be imposed by the Organization of Petroleum Exporting Countries and other producing countries; technological advancements; changing economic, regulatory and political environments in the markets in which the Company operates; general domestic and international economic, market and political conditions, including the military conflict between Russia and Ukraine and the global response to such conflict; actions of competitors or regulators; the potential disruption or interruption of the Company’s operations due to war, accidents, political events, severe weather, cyber threats, terrorist acts, or other natural or human causes beyond the Company’s control; risks related to the need for additional capital to complete future acquisitions, conduct our operations, and fund our business on favorable terms, if at all, the availability of such funding and the costs thereof; risks related to the limited control over activities on properties we do not operate and the speculative nature of oil and gas operations in general; risks associated with the uncertainty of drilling, completion and enhanced recovery operations; risks associated with illiquidity and volatility of our common stock, dependence upon present management, the fact that Dr. Simon G. Kukes, our Executive Chairman and member of the Board, beneficially owns a majority of our common stock, and our ability to maintain the listing of our common stock on the NYSE American; pandemics, governmental responses thereto, economic downturns and possible recessions caused thereby; inflationary risks and recent increased interest rates, and the risks of recessions and economic downturns caused thereby or by efforts to reduce inflation; risks related to military conflicts in oil producing countries; changes in economic conditions; limitations in the availability of, and costs of, supplies, materials, contractors and services that may delay the drilling or completion of wells or make such wells more expensive; the amount and timing of future development costs; the availability and demand for alternative energy sources; regulatory changes, including those related to carbon dioxide and greenhouse gas emissions; and others that are included from time to time in filings made by PEDEVCO with the Securities and Exchange Commission, many of which are beyond our control, including, but not limited to, in the "Risk Factors" and “Cautionary Note Regarding Forward-Looking Statements” sections of its Form 10-Ks and Form 10-Qs and in its Form 8-Ks, which it has filed, and files from time to time, with the U.S. Securities and Exchange Commission, including, but not limited to its Annual Report on Form 10-K for the year ended December 31, 2024. These reports are available at www.sec.gov. The Company cautions that the foregoing list of important factors is not complete. All subsequent written and oral forward-looking statements attributable to the Company or any person acting on behalf of the Company are expressly qualified in their entirety by the cautionary statements referenced above. Other unknown or unpredictable factors also could have material adverse effects on PEDEVCO's future results and/or could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements. The forward-looking statements included in this press release are made only as of the date hereof. PEDEVCO cannot guarantee future results, levels of activity, performance or achievements. Accordingly, you should not place undue reliance on these forward-looking statements. We undertake no obligation to update publicly any of these forward-looking statements to reflect actual results, new information or future events, changes in assumptions or changes in other factors affecting forward-looking statements, except to the extent required by applicable laws. If we update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements. The internal projections, expectations, or beliefs underlying our 2025 capital budget are subject to change in light of numerous factors, including, but not limited to, the prevailing prices of oil and gas, actions taken by businesses and governments, ongoing results, prevailing economic circumstances, commodity prices, and industry conditions and regulations.

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PEDEVCO CORP.

CONSOLIDATED BALANCE SHEETS

(amounts in thousands, except share and per share data)

	December 31,
	2024	2023
Assets		As Restated
Current assets:
Cash and cash equivalents	$4,010	$18,515
Accounts receivable – oil and gas	7,995	5,790
Note receivable, current	293	42
Prepaid expenses and other current assets	917	260
Total current assets	13,215	24,607

Oil and gas properties:
Oil and gas properties, subject to amortization, net	95,070	81,872
Oil and gas properties, not subject to amortization, net	8,442	12,407
Total oil and gas properties, net	103,512	94,279

Note receivable	933	1,099
Operating lease – right-of-use asset	224	316
Deferred income taxes	12,751	-
Other assets	3,210	2,443
Total assets	$133,8456	$122,744

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$2,625	$6,580
Accrued expenses	2,255	8,712
Revenue payable	1,266	3,371
Operating lease liabilities – current	99	89
Asset retirement obligations – current	663	147
Total current liabilities	6,908	18,899

Long-term liabilities:
Operating lease liabilities, net of current portion	129	227
Asset retirement obligations, net of current portion	5,708	2,166
Total liabilities	12,745	21,292

Commitments and contingencies

Shareholders’ equity:
Common stock, $0.001 par value, 200,000,000 shares authorized; 89,495,267 and 87,250,267 shares issued and outstanding, respectively	89	87
Additional paid-in capital	227,013	225,156
Accumulated deficit	(106,002)	(123,791)
Total shareholders’ equity	121,100	101,452
Total liabilities and shareholders’ equity	$133,845	$122,744

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PEDEVCO CORP.

CONSOLIDATED STATEMENTS OF OPERATIONS

(amounts in thousands, except

	December 31,
	2024	2023
Revenue:		As Restated
Oil and gas sales	$39,553	$30,784

Operating expenses:
Lease operating costs	12,449	9,831
Selling, general and administrative expense	6,391	6,008
Depreciation, depletion, amortization and accretion	15,920	9,440
Total operating expenses	34,760	25,279

Loss on sale of oil and gas properties, net	(76)	(4,268)
Operating income	4,717	1,237

Other income (Expense):
Interest income	351	422
Gain on sale of fixed asset	12	-
Other (expense) income	(42)	40
Total other income	321	462
Income before income taxes	5,038	1,699
Income tax benefit	12,751	-

Net Income	$17,789	$1,699

Earnings per common share:
Basic	$0.20	$0.02
Diluted	$0.20	$0.02

Weighted average number of common shares outstanding:
Basic	89,234,611	87,031,692
Diluted	89,236,237	87,031,692

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PEDEVCO CORP.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(amounts in thousands)

	December 31,
	2024	2023
		As Restated
Cash Flows From Operating Activities:
Net income	$17,789	$1,699
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	15,920	9,440
Share-based compensation expense	1,859	2,043
Loss on sale of oil and gas properties, net	76	4,268
Gain on disposal of fixed asset	(12)	-
Uncollected account expense	50	-
Deferred income tax benefit	(12,751)	-
Amortization of right-of-use asset	110	100
Changes in operating assets and liabilities:
Accounts receivable – oil and gas	(2,115)	(3,360)
Note receivable	(85)	(19)
Prepaid expenses and other current assets	(657)	(11)
Accounts payable	541	(11)
Accrued expenses	(5,854)	6,979
Revenue payable	(2,105)	2,353
Net cash provided by operating activities	12,766	23,481

Cash Flows From Investing Activities:
Cash paid for drilling and completion costs	(27,857)	(34,951)
Cash paid for other property and equipment	(169)	(45)
Proceeds from the sale of oil and gas property	1,140	366
Cash received for sale of vehicle	12	-
Cash paid for issuance of note receivable	-	(1,122)
Cash received for security deposit	-	9
Net cash used in investing activities	(26,874)	(35,743)

Net decrease in cash and restricted cash	(14,108)	(12,262)
Cash and restricted cash at beginning of year	20,715	32,977
Cash and restricted cash at end of year	$6,607	$20,715

Supplemental Disclosure of Cash Flow Information
Cash paid for:
Interest	$-	$-
Income taxes	$-	$-

Noncash investing and financing activities:
Change in accrued oil and gas development costs	$5,747	$7,674
Change in estimates of asset retirement costs	$3,501	$39
Issuance of restricted common stock	$2	$1

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Reconciliation of Net Income (Loss) attributable to PEDEVCO Corp., to Earnings before Interest, Taxes, Depreciation and Amortization (EBITDA) and Adjusted EBITDA* (in thousands)

	Years Ended
	December 31,
	2024	2023
		(As Restated)
Net income	$17,789	$1,699
Add (deduct)
Income tax benefit	(12,751)	-
Depreciation, depletion, amortization and accretion	15,920	9,440
EBITDA	20,958	11,139
Add (deduct)
Share-based compensation	1,859	2,043
Loss on sale of oil and gas properties, net	76	4,268
Gain on sale of fixed assets	(12)	-
Adjusted EBITDA	$22,881	$17,450

* EBITDA and Adjusted EBITDA are non-GAAP financial measures. These measurements are not recognized in accordance with GAAP and should not be viewed as an alternative to GAAP measures of performance. See also "Use of Non-GAAP Financial Information", above.

CONTACT:

PEDEVCO Corp.

(713) 221-1768

PR@pedevco.com

SOURCE: PEDEVCO Corp.

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